EXHIBIT (p)(ii)

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

SECRETARY’S CERTIFICATION

The undersigned, Elizabeth R. Smith, being a duly elected and acting Assistant Secretary of Transamerica Financial Life Insurance Company, a company organized under the laws of the state of New York (hereafter referred to as the “Company”), hereby certifies that the following is a true and correct copy of a resolution duly adopted by the Board of Directors of the Company at its meeting held on, March 25, 2025, and that said resolution is still in full force and effect:

WHEREAS, the Company has registration statements for variable life, variable annuity, and registered index-linked annuities (the “Registration Statements”) registered with the U.S. Securities and Exchange Commission (the “SEC”) that are used to fund certain group and individual contracts issued by the Company.

WHEREAS, the Company expects to file amendments to the Registration Statements from time to time and as required by applicable law, and to file new initial Registration Statements from time to time.

WHEREAS, the President of the Company is authorized to act on the Company’s behalf, including signing Registration Statements filed with the SEC.

WHEREAS, the Board wishes to authorize the President to sign the Registration Statements, including any amendment thereto or any new initial Registration Statement, on the Company’s behalf pursuant to a power of attorney.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby authorizes the President, when signing any amendment to the Registration Statements or any new initial Registration Statement on behalf of the Company, to designate one or more attorneys-in-fact pursuant to a power of attorney to sign on the President’s behalf, granted in the President’s discretion.

IN WITNESS WHEREOF, I have affixed my name in my official capacity of Assistant Secretary of Transamerica Financial Life Insurance Company on    4/2/2025 | 1:24 PDT   .

/s/ Elizabeth R. Smith
Elizabeth R. Smith
Assistant Secretary